Exhibit 4.9








     AGREEMENT CONCERNING APPOINTMENT OF SUCCESSOR RIGHTS AGENT



     AGREEMENT, dated as of August 21, 1995, by and between The Stanley Works, a Connecticut corporation (the "Company"), and State Street Bank and Trust Company ("State Street") concerning the appointment of State Street as Successor Rights Agent to Mellon Bank, N.A. ("Mellon") now serving as Rights Agent and Depository (the "Rights Agent") under the Rights Agreement between the Company and Mellon dated as of February 26, 1986, as amended (the "Rights Agreement").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, Mellon's appointment as Rights Agent under the Rights Agreement will terminate August 20, 1995; and

     WHEREAS, Section 34 of the Rights Agreement provides for the appointment of a successor rights agent by the Company;

     WHEREAS, the Company wishes to appoint State Street as successor rights agent under the Rights Agreement effective as of August 21, 1995 (the "Appointment Time") and State Street wishes to accept such appointment;

     WHEREAS, State Street meets the qualification for a successor rights agent set forth in Section 34 of the Rights Agreement; and has, as of the Appointment Time, a combined capital and surplus of at least $50,000,000; and

     WHEREAS, the execution and delivery of this Agreement by the Company and State Street have been in all respects duly authorized by the Company and State Street;


     Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1 The Company hereby appoints State Street as sole and successor Rights Agent, and State Street hereby accepts such appointment, effective as of the Appointment Time.

     Section 2 Effective as of the Appointment Time, all references in the Rights Agreement (and in any Exhibit or Amendment thereto) to "Mellon Bank, N.A." shall be deemed to be references to "State Street Bank and Trust Company".

     Section 3  Effective  as of the  Appointment  Time,  the place of notice in
Section 7 of the Rights Agreement shall be deemed to be to:







     State Street Bank and Trust Company
     Corporate Stock Transfer Services
     The BFDS Building
     2 Heritage Drive
     North Quincy, MA  02171

     Section 4 The legend on certificates evidencing shares of the Company common stock shall be amended, effective as of the Appointment Time, to read in its entirety as follows:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement dated as of February 26, 1986, as amended, between The Stanley Works and State Street Bank and Trust Company (the "Rights Agreement" ), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of The Stanley Works. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Stanley Works will mail to the holder of this certificate a copy of the Rights Agreement as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associates thereof (as such terms are defined in the Rights Agreement) whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

     Section 5 The parties hereto agree that, effective as of the Appointment Time, State Street shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as a Rights Agent without further act or deed.

     Section 6 Except as may be expressly set forth herein, the Rights Agreement shall remain in full force and effect.

     Section 7 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day and year first above written.

ATTEST:                                          THE STANLEY WORKS


By:   Brenda J. Bemben                            By: Richard Huck
Name: Brenda J. Bemben                            Name: Richard Huck
Title: Assistant Secretary                        Title: Vice President, Finance


ATTEST:                                       STATE STREET BANK & TRUST COMPANY


By: Joseph F. Idzal                            By: Vincent J. Quealy, Jr.
Name: Joseph F. Idzal                          Name: Vincent J. Quealy, Jr.
Title: Vice President                          Title: Vice President